CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement (File No. 33-45961) on Form N-1A of our report dated August 14, 2020, relating to the financial statements and financial highlights of Ivy Accumulative Fund and Ivy Wilshire Global Allocation Fund, each a series of Ivy Funds, appearing in the Annual Report on Form N-CSR of Ivy Funds for the year ended June 30, 2020, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Policy on Disclosure of Portfolio Holdings (Disclosure Policy)”, “Custodial and Auditing Services” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP -----------------------------------------------------------
DELOITTE & TOUCHE LLP

Kansas City, Missouri

October 28, 2020